Exhibit 99.1

TVN FINANCE CORPORATION III AB (PUBL)

NOTICE OF PARTIAL REDEMPTION OF

€430,000,000 7.375% Senior Notes due 2020 (the "Notes")

(Regulation S Notes: Common Code 095467466, ISIN XS0954674668)*

(Rule 144A Notes: Common Code 095467458, ISIN XS0954674585)*

Reference is hereby made to the indenture dated September 16, 2013 (as supplemented, amended or modified from time to time, the "Indenture"), by, among others, TVN Finance Corporation III AB (publ) (the "Issuer"), TVN S.A., TVN Media Sp z.o.o., TVN Online Investments Holding B.V., and The Bank of New York Mellon, London Branch, as trustee (the "Trustee"). Capitalized terms used but not otherwise defined herein, shall have the meaning assigned to such terms in the Indenture.

Pursuant to Sections 3.4 and 11.1 of the Indenture, the Issuer hereby provides notice of the following information relating to the partial redemption of some its Notes:

The redemption date shall be September 20, 2016 (the "Redemption Date").

The record date shall be September 19, 2016 (the "Record Date").

The Notes are to be redeemed according to paragraph 7(d) of each relevant Global Note, which prior to December 15, 2016, entitles the Issuer during each 12-month period commencing with the Issue Date to redeem up to 10% of the original principal amount of the Notes.

The Notes will be redeemed at a redemption price (the "Redemption Price") of 103% of the principal amount of each Note to be redeemed plus accrued and unpaid interest on such Note up to, but excluding, the Redemption Date, and Additional Amounts, if any, in an amount of €104,946.18 for each €100,000 Note.

The redemption amount will be up to €43,000,000 and the Registrar will adjust the Global Notes such that the aggregate principal amount of Notes outstanding following the redemption will be €301,000,000.

The Notes to be redeemed will be selected in accordance with the applicable procedures of Euroclear and Clearstream, provided, however, that no Note of €100,000 in aggregate principal amount or less shall be redeemed in part.

Unless the Issuer defaults in making such redemption payment, interest and Additional Amounts, if any, on the Notes called for redemption shall cease to accrue on and after the Redemption Date and the only remaining right of the holders of such Notes is to receive payment of the Redemption Price upon surrender to the Principal Paying Agent of the Notes redeemed.

Payment of the Redemption Price will only be made upon presentation and surrender of the Notes to the Principal Paying Agent at the place set forth below:

Principal Paying Agent The Bank of New York Mellon One Canada Square London E14 5AL United Kingdom Facsimile: +44 20 7964 2536 Attention: Corporate Trust Administration

The method of delivery is at the option and risk of the Holder. On the Redemption Date, the redemption payment will become due and payable.

* The Common Code and ISIN numbers are included solely for the convenience of the Holders. The Issuer is not responsible for the use or selection of these numbers, nor is any representation made as to the correctness or accuracy of such numbers printed on the Notes or as listed in this notice of redemption. Reliance may be placed only on other identification numbers printed on the Notes.

Issued by:TVN Finance Corporation III AB (PUBL)

Dated:August 17, 2016